SRI Contract: S009-003

Reporting period ending September 30, 2009

Work Performed:

During this period, the following work was performed:

1.	The process design for the power plant was approved by FlexEnergy. It was decided that in lieu of having an auxiliary fuel on site, it was feasible to use landfill gas itself for Flexidizer warm-up. Work on the P&ID was begun.
2.	The Flexidizer shell design was also developed and discussions were held with two potential fabricators.
3.	In early September, Edan Prabhu of FlexEnergy and Tim Hansen and Richard Adamson of Southern Research met with officials at Fort Benning and with the Army Corps of Engineers to assess the potential for using the FlexPowerstation at the Fort Benning Landfill. The meeting included a visit to the landfill site. Particularly helpful were Anna Butler, Peter Pupparo of the Corps, and Chris Hamilton, Richard Benny Hines, Dorinda Morpeth and Tony Westbrook and others of the Fort and Corps. It was decided that the Fort Benning Landfill is an excellent candidate for one of the two project demo sites, and it was decided that Southern Research and FlexEnergy would pursue such a demo.
4.	FlexEnergy estimates that as things currently stand it will be in a position to deliver a 200 KW FlexPowerstation to the site in April 2010, for installation in May 2010. Startup would be in June 2010, and testing would begin soon after.

Cost Performance:

The Phase 1 work and costs are largely complete. FlexEnergy hopes that the Phase 2 contract will be executed in early October, so that work is not interrupted.

Schedule:

The schedule currently delivers the first unit to Fort Benning in April 2010. The schedule and site for the second unit are being assessed.

9871 Irvine Center Drive, Suite 100 • Irvine, CA 92618 • (949) 428-3830 Tel • (949) 450-0567 Fax

Reporting Period

Cost Summary Appendix

9871 Irvine Center Drive, Suite 100 • Irvine, CA 92618 • (949) 428-3830 Tel • (949) 450-0567 Fax

FlexEnergy SRI Project: Flex for Military Landfills

September 2009 Cost Summary

Month	Unit 1 Planned Action	Unit 2 Planned Action	Work Performed During Period	Contract Deliverable	Anticipated Billing	Actual Billing	Total Billing To-Date
Jun-09	Site Selection				9,615	9,615	9,615

Jul-09	Process Design, System details, turbine selection, purchase recuperators, evaluate generator types				124,750	124,750	134,365

Aug-09	Purchase Turbine, Compressor, Generator, Gearbox, Specs for Oxidizer, Order Long Lead items for Oxidizer		Evaluated three sites: Wright Patterson, Camp Pendleton, Fort Benning; Developed Power Plant and Oxidizer Specs, Process Flow; Planned Trip to SRI, Fort Benning		100,000	50,000	184,365

Sep-09	Order Oxidizer, Perform Detailed Engineering, Obtain site info		Process design complete. Oxidizer shell design completed. Trip to Fort Benning completed. Selected Fort Benning as demo site #1.	Equipment Specs (Unit 1)	45,075	60,000	244,365

				Total Ph 1	279,440

9871 Irvine Center Drive, Suite 100 • Irvine, CA 92618 • (949) 428-3830 Tel • (949) 450-0567 Fax